INTERPUBLIC ANNOUNCES SECOND QUARTER AND FIRST HALF 2014 RESULTS

•	Second quarter diluted earnings per share was $0.23, a 28% increase from $0.18 per diluted share a year ago; excluding the charge for early extinguishment of debt, diluted earnings per share was $0.25

•	Second quarter reported revenue increase of 5.4% and organic revenue increase of 4.7%

•	Second quarter operating income grew 12% to $195.8 million, an operating margin of 10.6%

•	Second quarter results include a non-operating pre-tax charge of $10.4 million related to the early extinguishment of the Company's 6.25% Notes due 2014

Summary

Revenue

•
Second quarter 2014 revenue was $1.85 billion, compared to $1.76 billion in the second quarter of 2013, with an organic revenue increase of 4.7% compared to the prior-year period. This was comprised of an organic revenue increase of 7.1% internationally and 2.9% in the U.S.

•
First half 2014 revenue was $3.49 billion, compared to $3.30 billion in the first half of 2013, with an organic revenue increase of 5.6% compared to the prior-year period. This was comprised of an organic revenue increase of 8.0% internationally and 3.8% in the U.S.

Operating Results

•
Operating income in the second quarter of 2014 was $195.8 million, compared to operating income of $174.8 million in 2013. Operating margin was 10.6% for the second quarter of 2014, compared to 10.0% in 2013.

•
For the first half of 2014, operating income was $184.1 million, compared to operating income of $132.4 million in 2013. Operating margin was 5.3% for the first half of 2014, compared to 4.0% for the first half of 2013.

Net Results

•
Second quarter 2014 net income available to IPG common stockholders was $99.4 million, resulting in earnings of $0.24 per basic and $0.23 per diluted share. Excluding the impact of the early extinguishment of the Company's 6.25% Senior Unsecured Notes due 2014 (the "6.25% Notes"), diluted earnings per share was $0.25. This compares to net income available to IPG common stockholders a year ago of $79.9 million, or $0.19 per basic and $0.18 per diluted share.

•
First half 2014 net income available to IPG common stockholders was $78.5 million, resulting in earnings of $0.19 per basic and $0.18 per diluted share. Excluding the impact of the early extinguishment of the 6.25% Notes, diluted earnings per share was $0.20. This compares to net income available to IPG common stockholders a year ago of $20.7 million, or $0.05 per basic and diluted share.

“We are pleased to report a quarter of strong revenue, profit and earnings growth. Our operating results underscore the competitiveness of our agencies, and the quality of our offerings in key growth markets and disciplines,” said Michael I. Roth, Interpublic’s Chairman and CEO. “We are winning share in digital and marketing services, successfully innovating with our media offerings, and our global ad networks continue to trend positively. Our financial strength remains a source of significant value creation, and we will remain focused on cost discipline and executing on our 2014 plan. For the full year, we are well-positioned to exceed our organic growth target of 3-4% and improve operating margin by at least 100 basis points, to 10.3% or better. By doing so, we can build on recent performance and further enhance shareholder value.”

Operating Results

Revenue
Revenue of $1.85 billion in the second quarter of 2014 increased 5.4% compared with the same period in 2013. During the quarter, the effect of foreign currency translation was negative 0.5%, the impact of net acquisitions was positive 1.2%, and the resulting organic revenue increase was 4.7%.

Revenue of $3.49 billion in the first half of 2014 increased 5.7% compared with the first half in 2013. During the first half of 2014, the effect of foreign currency translation was negative 0.9%, the impact of net acquisitions was positive 1.0%, and the resulting organic revenue increase was 5.6%.

Operating Expenses
During the second quarter of 2014, salaries and related expenses were $1.17 billion, an increase of 4.5% compared to the same period in 2013. After adjusting for currency effects and the impact of net acquisitions, salaries and related expenses increased 3.2% organically.

During the first half of 2014, salaries and related expenses were $2.36 billion, an increase of 4.7% compared to the same period in 2013. After adjusting for currency effects and the impact of net acquisitions, salaries and related expenses increased 4.3% organically.

Staff cost ratio, which is total salaries and related expenses as a percentage of total revenue, was 63.2% in the second quarter of 2014 compared to 63.8% in the same period in 2013, and was 67.6% in the first half of 2014 compared to 68.3% in the same period in 2013.

During the second quarter of 2014, office and general expenses were $485.4 million, an increase of 5.2% compared to the same period in 2013. After adjusting for currency effects and the impact of net acquisitions, office and general expenses increased 4.7% organically.

During the first half of 2014, office and general expenses were $946.0 million, an increase of 3.4% compared to the same period in 2013. After adjusting for currency effects and the impact of net acquisitions, office and general expenses increased 3.5% organically.

Non-Operating Results and Tax
Net interest expense of $16.0 million decreased by $15.7 million, or 50%, in the second quarter of 2014 compared to the same period in 2013. For the first half of 2014, net interest expense of $30.0 million decreased by $32.1 million, or 52%, compared to the same period in 2013.

Other expense, net was $11.2 million and $9.5 million in the second quarter and the first half of 2014, respectively. During the second quarter of 2014, we recorded a pre-tax loss of $10.4 million related to the early extinguishment of the 6.25% Notes.

The income tax provision in the second quarter of 2014 was $65.3 million on income before income taxes of $168.6 million, compared to a provision of $62.0 million on income before income taxes of $147.9 million in the same period in 2013. The income tax provision in the first half of 2014 was $63.6 million on income before income taxes of $144.6 million, compared to a provision of $49.6 million on income before income taxes of $76.9 million in the same period in 2013. The effective income tax rate for the second quarter of 2014 was 38.7%, compared to 41.9% for the same period in 2013. The effective income tax rate for the first half of 2014 was 44.0%, compared to 64.5% for the same period in 2013.

Balance Sheet
At June 30, 2014, cash, cash equivalents and marketable securities totaled $901.4 million, compared to $1.64 billion at December 31, 2013. Total debt was $1.76 billion at June 30, 2014, compared to $1.66 billion at December 31, 2013.

During the second quarter of 2014, the company issued $500 million in aggregate principal amount of its 4.20% Senior Notes due 2024. The majority of the net proceeds were used towards the redemption of all $350 million in aggregate principal amount of its 6.25% Notes.
Share Repurchase Program and Common Stock Dividend
During the second quarter of 2014, the company repurchased 3.0 million shares of its common stock at an aggregate cost of $52.4 million and an average price of $17.81 per share including fees. During the first half of 2014, the company repurchased 5.6 million shares of its common stock at an aggregate cost of $97.3 million and an average price of $17.51 per share including fees. During the second quarter of 2014, the company declared and paid a common stock cash dividend of $0.095 per share, for a total of $39.9 million.

For more information concerning the company's financial results, please refer to the accompanying slide presentation available on our website, www.interpublic.com.

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About Interpublic Group
Interpublic Group (NYSE: IPG) is one of the world's leading organizations of advertising agencies and marketing services companies. Major global brands include BPN, FCB (Foote, Cone & Belding), FutureBrand, Golin, Huge, Initiative, Jack Morton Worldwide, Lowe and Partners, MAGNA GLOBAL, McCann, Momentum, MRM//McCann, Octagon, R/GA, UM and Weber Shandwick. Leading domestic brands include Campbell Mithun, Carmichael Lynch, Deutsch, Gotham Inc., Hill Holliday, ID Media, Lowe Campbell Ewald, Mullen and The Martin Agency. For more information, please visit www.interpublic.com.

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Contact Information
Tom Cunningham
(Press)
(212) 704-1326

Jerry Leshne
(Analysts, Investors)
(212) 704-1439

Cautionary Statement
This release contains forward-looking statements. Statements in this release that are not historical facts, including statements about management's beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example, on the demand for our advertising and marketing services, on our clients' financial condition and on our business or financial condition;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.
Investors should carefully consider these factors and the additional risk factors outlined in more detail under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES CONSOLIDATED SUMMARY OF EARNINGS SECOND QUARTER REPORT 2014 AND 2013 (Amounts in Millions except Per Share Data) (UNAUDITED)

	Three Months Ended June 30,
	2014	2013	Fav. (Unfav.) % Variance
Revenue:
United States	$1,030.9	$996.6	3.4%
International	820.5	759.6	8.0%
Total Revenue	1,851.4	1,756.2	5.4%

Operating Expenses:
Salaries and Related Expenses	1,170.2	1,120.2	(4.5)%
Office and General Expenses	485.4	461.2	(5.2)%
Total Operating Expenses	1,655.6	1,581.4	(4.7)%
Operating Income	195.8	174.8	12.0%
Operating Margin %	10.6%	10.0%

Expenses and Other Income:
Interest Expense	(22.6)	(37.5)
Interest Income	6.6	5.8
Other (Expense) Income, Net	(11.2)	4.8
Total (Expenses) and Other Income	(27.2)	(26.9)

Income before Income Taxes	168.6	147.9
Provision for Income Taxes	65.3	62.0
Income of Consolidated Companies	103.3	85.9
Equity in Net Income of Unconsolidated Affiliates	0.4	0.2
Net Income	103.7	86.1
Net Income Attributable to Noncontrolling Interests	(4.3)	(3.3)
Net Income Attributable to IPG	99.4	82.8
Dividends on Preferred Stock	0.0	(2.9)
Net Income Available to IPG Common Stockholders	$99.4	$79.9

Earnings Per Share Available to IPG Common Stockholders:
Basic	$0.24	$0.19
Diluted	$0.23	$0.18

Weighted-Average Number of Common Shares Outstanding:
Basic	421.1	425.1
Diluted	428.1	448.3

Dividends Declared Per Common Share	$0.095	$0.075

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES CONSOLIDATED SUMMARY OF EARNINGS SECOND QUARTER REPORT 2014 AND 2013 (Amounts in Millions except Per Share Data) (UNAUDITED)

	Six Months Ended June 30,
	2014	2013	Fav. (Unfav.) % Variance
Revenue:
United States	$1,969.9	$1,891.0	4.2%
International	1,519.0	1,408.2	7.9%
Total Revenue	3,488.9	3,299.2	5.7%

Operating Expenses:
Salaries and Related Expenses	2,358.8	2,252.3	(4.7)%
Office and General Expenses	946.0	914.5	(3.4)%
Total Operating Expenses	3,304.8	3,166.8	(4.4)%
Operating Income	184.1	132.4	39.0%
Operating Margin %	5.3%	4.0%

Expenses and Other Income:
Interest Expense	(42.8)	(74.3)
Interest Income	12.8	12.2
Other (Expense) Income, Net	(9.5)	6.6
Total (Expenses) and Other Income	(39.5)	(55.5)

Income before Income Taxes	144.6	76.9
Provision for Income Taxes	63.6	49.6
Income of Consolidated Companies	81.0	27.3
Equity in Net Income of Unconsolidated Affiliates	0.3	0.3
Net Income	81.3	27.6
Net Income Attributable to Noncontrolling Interests	(2.8)	(1.1)
Net Income Attributable to IPG	78.5	26.5
Dividends on Preferred Stock	—	(5.8)
Net Income Available to IPG Common Stockholders	$78.5	$20.7

Earnings Per Share Available to IPG Common Stockholders:
Basic	$0.19	$0.05
Diluted	$0.18	$0.05

Weighted-Average Number of Common Shares Outstanding:
Basic	421.9	419.7
Diluted	428.5	425.1

Dividends Declared Per Common Share	$0.19	$0.15

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF LOSS ON EARLY EXTINGUISHMENT OF DEBT (Amounts in Millions except Per Share Data) (UNAUDITED)

	Three Months Ended June 30, 2014
	As Reported	Loss on Early Extinguishment of Debt	Ex-Loss on Early Extinguishment of Debt
Income Before Income Taxes	$168.6	$(10.4)	$179.0
Provision for Income Taxes	(65.3)	3.8	(69.1)
Effective Tax Rate	38.7%		38.6%
Equity in Net Income of Unconsolidated Affiliates	0.4		0.4
Net Income Attributable to Noncontrolling Interests	(4.3)		(4.3)
Net Income Available to IPG Common Stockholders - Basic and Diluted	$99.4	$(6.6)	$106.0

Weighted-Average Number of Common Shares Outstanding - Basic	421.1		421.1
Add: Effect of Dilutive Securities
Restricted Stock, Stock Options and Other Equity Awards	7.0		7.0
Weighted-Average Number of Common Shares Outstanding - Diluted	428.1		428.1

Earnings Per Share Available to IPG Common Stockholders - Basic	$0.24	$(0.01)	$0.25
Earnings Per Share Available to IPG Common Stockholders - Diluted	$0.23	$(0.02)	$0.25

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF LOSS ON EARLY EXTINGUISHMENT OF DEBT (Amounts in Millions except Per Share Data) (UNAUDITED)

	Six Months Ended June 30, 2014
	As Reported	Loss on Early Extinguishment of Debt	Ex-Loss on Early Extinguishment of Debt
Income Before Income Taxes	$144.6	$(10.4)	$155.0
Provision for Income Taxes	(63.6)	3.8	(67.4)
Effective Tax Rate	44.0%		43.5%
Equity in Net Income of Unconsolidated Affiliates	0.3		0.3
Net Income Attributable to Noncontrolling Interests	(2.8)		(2.8)
Net Income Available to IPG Common Stockholders - Basic and Diluted	$78.5	$(6.6)	$85.1

Weighted-Average Number of Common Shares Outstanding - Basic	421.9		421.9
Add: Effect of Dilutive Securities
Restricted Stock, Stock Options and Other Equity Awards	6.6		6.6
Weighted-Average Number of Common Shares Outstanding - Diluted	428.5		428.5

Earnings Per Share Available to IPG Common Stockholders - Basic	$0.19	$(0.01)	$0.20
Earnings Per Share Available to IPG Common Stockholders - Diluted	$0.18	$(0.02)	$0.20